                                                                                        Exhibit 99.1

CONTACT:
Jeffrey Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680

GENERAL MARITIME CORPORATION ANNOUNCES
THIRD QUARTER AND NINE MONTH 2006 FINANCIAL RESULTS

Declares Dividend of $0.71
Achieves Net Income of $24.0 million
Increases Time Charter Coverage to 44%
Contracted Annual Revenue of $102.3 Million Into 2009

New York, New York, October 31, 2006 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three and nine months ended September 30, 2006.

Financial Review: 2006 Third Quarter

The Company had net income of $24.0 million, or $0.78 basic and $0.76 diluted earnings per share, for the three months ended September 30, 2006 compared to net income of $7.2 million, or $0.19 basic and $0.19 diluted earnings per share, for the three months ended September 30, 2005. The increase in net income was principally the result of higher voyage revenues attributable to a generally higher rate environment in the third quarter of 2006 compared to the prior year.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer, and President, commented, “During the third quarter, we utilized our double-hull fleet to take advantage of a strong tanker market while at the same time continuing to provide value to shareholders through our dividend policy and share repurchase program. We also markedly increased our time charter coverage over the course of the third quarter. This strategic decision, which provides for $102.3 million in contracted revenue through the second half of 2009, positions General Maritime to accomplish important objectives. First, we have entered into long term contracts at favorable rates.  Second, we have significantly enhanced our contracted revenue stream and earnings visibility for the benefit of the Company and its shareholders.  Finally, we continue to position ourselves to benefit from increases in the spot market."

Included in net income of $24.0 million are certain non-recurring items including a reduction in gain on sale of vessels of $0.5 million and a reduction in net voyage revenue of $0.8 million resulting from the final settlement of customer claims relating to time charter contracts of the Company’s formerly owned OBO vessels. Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 26.9% to $55.9 million for the three months ended September 30, 2006 compared to $76.5 million for the three months ended September 30, 2005. EBITDA for the three months ended September 30, 2006 was $34.0 million compared to $42.4 million for the three months ended September 30, 2005 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $15.6 million for the three months ended September 30, 2006 compared to $25.5 million for the prior year period. As of September 30, 2006, the Company’s net debt-to-book capitalization (calculated as net debt divided by net debt plus shareholders’ equity) was reduced to 0% from 3.7% as of December 31, 2005.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased by 67.2% to $35,886 per day for the three months ended September 30, 2006 from $21,457 for the prior year period. The Company’s average rates for vessels on spot charters increased by 68.4% to $37,944 for the three months ended September 30, 2006 compared to $22,527 for the prior year period.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased 34.8% to $21.0 million for the three months ended September 30, 2006 from $32.2 million for the three months ended September 30, 2005. Direct vessel operating expenses decreased 47.1% from $20.8 million to $11.0 million, while general and administrative expenses decreased 12.4% from $11.4 million to $10.0 million for the same periods. The average size of General Maritime’s fleet decreased 58.1% to 18 vessels in the third quarter of 2006 from 43 vessels in the prior year period. On a daily basis, direct vessel operating expenses increased 26.4% to $6,645 during the quarter ended September 30, 2006 compared to $5,258 for the prior year period. This increase can be attributed to higher crew costs associated with changes in crew compliments, higher costs of lubricating oils, and higher insurance costs.

Financial Review: Nine Months 2006

Net income was $134.4 million or $4.24 basic and $4.13 diluted earnings per share, for the nine months ended September 30, 2006 compared to $107.7 million, or $2.89 basic and $2.83 diluted earnings per share, for the nine months ended September 30, 2005. Net voyage revenues decreased 37.7% to $192.9 million for the nine months ended September 30, 2006 compared to $309.9 million for the nine months ended September 30, 2005. EBITDA was $165.0 million for the nine months ended September 30, 2006 compared to $208.8 million for the nine months ended September 30, 2005. Net cash provided by operating activities was $135.4 million for the nine months ended September 30, 2006 compared to $191.9 million for the prior year period. TCE rates obtained by the Company’s fleet increased 19.9% to $34,508 per day for the nine months ended September 30, 2006 from $28,783 for the prior year period. Total vessel operating expenses decreased 28.8% to $70.7 million for the nine months ended September 30, 2006 from $99.2 million for the prior year period, and daily direct vessel operating expenses rose 118% to $6,203 for the nine month period ending September 30, 2006 from $5,548 from the prior year period.

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the periods indicated below. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three and nine month periods ended September 30, 2006 and 2005.

	Three months ended		Nine months ended
	September-06	September-05	September-06	September-05

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)
Voyage revenues	$77,648	$114,403	$259,363	$411,520
Voyage expenses	(21,738)	(37,950)	(66,426)	(101,581)
Net voyage revenues	55,910	76,453	192,937	309,939
Direct vessel expenses	11,004	20,802	36,460	65,132
Other Expense			2,430
General and administrative expenses	9,971	11,387	34,210	34,068
Depreciation and amortization	10,793	27,634	31,196	78,063
Loss (gain) on sale of vessels	503	-	(46,041)	-
Operating income	23,639	16,630	134,682	132,676
Net interest (income) expense	(754)	7,611	(622)	23,028
Other expense	398	1,842	881	1,919
Net Income	$23,995	$7,177	$134,423	$107,729

Basic earnings per share	$0.78	$0.19	$4.24	$2.89

Diluted earnings per share	$0.76	$0.19	$4.13	$2.83

Weighted average shares outstanding, thousands	30,927	37,273	31,728	37,242
Diluted average shares outstanding, thousands	31,749	38,076	32,516	38,086

BALANCE SHEET DATA, at end of period			September-06	December-05
(Dollars in thousands)
Cash			$84,440	$96,976
Current assets, including cash			140,224	471,324
Total assets			841,065	1,149,126
Current liabilities, including current portion of long-term debt			25,520	32,906
Current portion of long-term debt			-	-
Total long-term debt, including current portion			50,000	135,020
Shareholders' equity			761,766	976,125

	Three months ended		Nine months ended
	September-06	September-05	September-06	September-05
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$34,034	$42,422	$164,997	$208,820
Net cash provided by operating activities	15,587	25,541	135,392	191,939
Net cash provided (used) by investing activities	(4,788)	(4,069)	294,083	(11,524)
Net cash provided (used) by financing activities	(30,058)	(54,902)	(442,011)	(178,158)
Capital expenditures
Vessel sales (purchases), including deposits	(4,367)	(3,318)	296,423	(7,193)
Drydocking or capitalized survey or improvement costs	(3,802)	(7,485)	(6,879)	(28,205)
Weighted average long-term debt	41,250	426,431	106,010	442,064

FLEET DATA
Total number of vessels at end of period	18	43	18	43
Average number of vessels (2)	18.0	43.0	21.5	43.0
Total voyage days for fleet (3)	1,558	3,563	5,591	10,768
Total time charter days for fleet	338	936	1,621	2,889
Total spot market days for fleet	1,220	2,627	3,970	7,879
Total calendar days for fleet (4)	1,656	3,956	5,878	11,739
Fleet utilization (5)	94.1%	90.1%	95.1%	91.7%

AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$35,886	$21,457	$34,508	$28,783
Direct vessel operating expenses per vessel (7)	6,645	5,258	6,203	5,548
General and administrative expense per vessel (8)	6,021	2,878	5,820	2,902
Total vessel operating expenses (9)	12,666	8,136	12,023	8,450
EBITDA (10)	20,552	10,723	28,070	17,789

	Three months ended		Nine months ended
	September-06	September-05	September-06	September-05
EBITDA Reconciliation
Net Income	$23,995	$7,177	$134,423	$107,729
+ Net interest (income) expense	(754)	7,611	(622)	23,028
+ Depreciation and amortization	10,793	27,634	31,196	78,063
EBITDA	$34,034	$42,422	$164,997	$208,820

(1) EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

(3) Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.

(4) Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5) Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6) Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.

(7) Daily direct vessel operating expenses, or DVOE, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.

(8) Daily general and administrative expense is calculated by dividing general and administrative expenses by vessel calendar days.
(9) Total Vessel Operating Expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. Daily TVOE is the sum of daily direct vessel operating expenses, or DVOE, and daily general and administrative expenses.

(10) Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of October 31, 2006, General Maritime Corporation’s fleet was comprised of 18 wholly owned tankers, consisting of 10 Aframax and 8 Suezmax tankers with a total carrying capacity of approximately 2.4 million deadweight tons, or dwt. The average age of the Company’s fleet as of September 30, 2006 by dwt, excluding the newbuilding contracts, was 8.8 years compared to 12.6 years as of September 30, 2005. At September 30, 2006, the average age of the Company’s Aframax tankers was 11.1 years and the average age of the Company’s Suezmax tankers was 7.0 years.

Since June 30, 2006 General Maritime raised its time charter coverage to 8 vessels or 44% of its fleet, consisting of 3 Aframax tankers and 5 Suezmax tankers. General Maritime has put 7 of those vessels on 3 year time charters. These 7 three year time charter contracts provide $89.3 million in contracted annual revenue and our 1 three year synthetic time charter entered into in the second quarter of 2006 provides $13.0 million in equivalent voyage revenues for a total of $102.3 million of annual revenue into 2009. Currently, 7 of General Maritime Corporation’s Aframax tankers and 3 of its Suezmax tankers are operating on the spot market. The table below outlines which vessels are on time charter, at what rate, and when the contracts are set to expire

Vessel	Vessel Type	Expiration Date	Average Daily Rate (1)
Genmar Progress	Aframax	July 15, 2007	$28,000
Genmar Princess	Aframax	October 24, 2009	$27,750
Genmar Defiance (2)	Aframax	December 15, 2009	$29,500
Genmar Hope	Suezmax	August 15, 2009	$36,500
Genmar Spyridon	Suezmax	October 13, 2009	$38,500
Genmar Phoenix	Suezmax	October 28, 2009	$38,500
Genmar Argus	Suezmax	November 6, 2009	$38,500
Genmar Horn	Suezmax	November 15, 2009	$38,500

(1) Before brokers' commissions.
(2) Vessel Currently on T/C at $28,500, If 3rd option is declared from 11/9/06-12/9/06 rate is $34,000 per day

Q3 2006 Dividend Announcement

On October 30, 2006 the Company’s Board of Directors declared a Q3 2006 quarterly dividend of $0.71 per share payable on or about December 14, 2006 to shareholders of record as of November 30, 2006. The dividend amount was determined in accordance with the Company’s previously announced dividend policy, which remains to declare quarterly dividends to shareholders in April, July, October and February of each year based on its EBITDA after net interest expense and reserves for drydocking and fleet renewal, as established by the Board of Directors. In addition, in determining the quarterly dividend for Q3 2006, the Company’s Board of Directors included a reversal of a reduction in gain on sale of vessels and excluded certain items in the other expense line which consist primarily of unrealized gain related to derivative financial instruments. The Company has declared aggregate dividends of $2.80 per share relating to the first nine months of 2006.

Please see below for the dividend reconciliation for the quarter ended September 30, 2006.

Three Months Ended September 30, 2006

EBITDA (1)	$34,034
- Net Interest Expense	(754)
Quarterly fleet maintenance and renewal
- reserve(2)	7,000
- Reserve for drydocking(2)	4,000
+ Reduction in gain on sale of vessels	(503)
-Other adjustments	940
Available for dividends	$23,351

/Assumed number of shares outstanding	32,756

Available for dividends per share (3)	$0.71

EBITDA Reconciliation
Net Income	$23,995
+Net interest expense	(754)
+Depreciation & Amortization	10,793
EBITDA	$34,034

Notes:

(1)
EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
The Company’s Board of Directors established a maintenance and renewal reserve of $7.0 million per quarter for 2006 reflecting the size of the Company’s current fleet and a drydocking reserve of $4.0 million per quarter for an annual 2006 reserve of $44.0 million.

(3)
Based on diluted shares at the end of the quarter ended September 30, 2006 and the estimated number of shares outstanding on the record date of November 30, 2006 excluding potential exercises of vested options previously granted and share repurchases made through the Company’s share repurchase program.

Share Repurchase

During the third quarter of 2006 the Company bought back 371,300 shares at an average price of $35.88 per share under its previously announced share repurchase program. Since October 2005, when the share repurchase program was instituted, the Company has repurchased 6.76 million shares at an average price of $36.02. As of October, 2006 the Company had 32,386,189 shares of its common stock outstanding.

The Board will periodically review the program. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility.

Mr. Georgiopoulos concluded,“With close to $1 billion in liquidity and no net debt, General Maritime continues to differentiate itself as a Company that has not only created value in the past, but one that is in a strong position to continue to achieve this very important objective in the future. As we continue to seek to deploy our significant financial strength, we will focus on exploring opportunities in three areas that have served us well since going public more than five years ago: consolidating the industry, distributing sizeable dividends and repurchasing shares. Building on our past accomplishments, our decision to focus on a particular value-creating transaction will be guided by the rate of return we can provide shareholders. We remain committed to this proven approach and to making decisions that are in the best long-term interests of our shareholders.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 21 tankers - 10 Aframax, 8 Suezmax tankers and 3 Suezmax newbuilding contracts - making it one of the largest mid-sized tanker company in the world, with a carrying capacity of approximately 2.8 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Wednesday, November 1, 2006 at 8:30 a.m. Eastern Time to discuss its 2006 third quarter financial results. To access the conference call, dial (719) 457-2728 and enter the passcode 7737049. A replay of the conference call can also be accessed until November 15, 2006, by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 7737049. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; delays in the construction or delivery of contracted newbuildings; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including the consent of the lenders under the Company’s secured credit facility, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends a result, the amount of dividends the amount of dividends actually paid may vary from the amounts currently estimated.

	THREE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		September-06	September-05	% Change From Prior Period	September-06	September-05		September-06	September-05
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	%Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-38.0%	23,352	37,657	-16.1%	32,558	38,796	-26.9%	55,910	76,453
$ 1,000's		42%	49%		58%	51%

Average Daily TCE	56.0%	28,237	18,096	70.1%	44,539	26,178	67.2%	35,886	21,457

Time Charter Revenues	-54.6%	7,839	17,275		1,779	-	-44.3%	9,618	17,275
$ 1,000's		82%	100%		18%	0%

Spot Charter Revenues	-23.9%	15,513	20,382	-20.7%	30,779	38,796	-21.8%	46,292	59,178
$ 1,000's		34%	34%		66%	66%

Calendar Days	-61.5%	920	2,392	-52.9%	736	1,564	-58.1%	1,656	3,956
		56%	60%		44%	40%

Vessel Operating Days	-60.3%	827	2,081	-50.7%	731	1,482	-56.3%	1,558	3,563
		53%	58%		47%	42%

Capacity Utilization	3.3%	89.9%	87.0%	4.8%	99.3%	94.8%	4.5%	94.1%	90.1%

# Days Vessels on Time Charter	-69.2%	288	936		50	-	-63.9%	338	936
		85%	100%		15%	0%

# Days Vessels on Spot Charter	-52.9%	539	1,145	-54.0%	681	1,482	-53.6%	1,220	2,627
		44%	44%		56%	56%

Average Daily Time Charter Rate	47.5%	27,219	18,456		35,580	-	54.2%	28,456	18,456

Average Daily Spot Charter Rate	61.7%	28,781	17,801	72.7%	45,197	26,178	68.4%	37,944	22,527

Daily Direct Vessel Expenses	32.1%	6,602	4,996	18.4%	6,699	5,660	26.4%	6,645	5,258
(per Vessel)

Average Age of Fleet at End of Period (Years)		11.1	13.1		7.0	11.7		8.8	12.6

# Vessels at End of Period	-61.5%	10.0	26.0	-52.9%	8.0	17.0	-58.1%	18.0	43.0
		56%	60%		44%	40%

Average Number of Vessels	-61.5%	10.0	26.0	-52.9%	8.0	17.0	-58.1%	18.0	43.0
		56%	60%		44%	40%

DWT at End of Period	-56.9%	1,094	2,539	-51.7%	1,265	2,619	-54.3%	2,359	5,158
1,000's		46%	49%		54%	51%

	NINE MONTHS ENDED

	Aframax Fleet			Suezmax Fleet			Total Fleet
		September-06	September-05		September-06	September-05		September-06	September-05
	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	%Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-36.1%	96,173	150,547	-39.3%	96,764	159,391	-37.7%	192,937	309,938
$ 1,000's		50%	49%		50%	51%

Average Daily TCE	18.2%	27,423	23,200	24.7%	46,432	37,250	19.9%	34,508	28,783

Time Charter Revenues	-40.5%	34,394	57,787		1,779	-	-37.4%	36,173	57,787
$ 1,000's		95%	100%		5%	0%

Spot Charter Revenues	-33.4%	61,779	92,760	-40.4%	94,985	159,391	-37.8%	156,764	252,151
$ 1,000's		39%	37%		61%	63%

Calendar Days	-47.4%	3,730	7,098	-53.7%	2,148	4,641	-49.9%	5,878	11,739
		63%	60%		37%	40%

Vessel Operating Days	-46.0%	3,507	6,489	-51.3%	2,084	4,279	-48.1%	5,591	10,768
		63%	60%		37%	40%

Capacity Utilization	2.8%	94.0%	91.4%	5.2%	97.0%	92.2%	3.7%	95.1%	91.7%

# Days Vessels on Time Charter	-45.6%	1,571	2,889		50	-	-43.9%	1,621	2,889
		97%	100%		3%	0%

# Days Vessels on Spot Charter	-46.2%	1,936	3,600	-52.5%	2,034	4,279	-49.6%	3,970	7,879
		49%	46%		51%	54%

Average Daily Time Charter Rate	9.5%	21,893	20,002		35,580	-	11.6%	22,315	20,002

Average Daily Spot Charter Rate	23.8%	31,911	25,767	25.4%	46,699	37,250	23.4%	39,487	32,003

Daily Direct Vessel Expenses	13.3%	6,010	5,306	7.6%	6,366	5,919	11.8%	6,203	5,548
(per Vessel)

Average Age of Fleet at End of Period (Years)		11.1	13.1		7.0	11.7		8.8	12.6

# Vessels at End of Period	-61.5%	10.0	26.0	-52.9%	8.0	17.0	-58.1%	18.0	43.0
		56%	60%		44%	40%

Average Number of Vessels	-47.7%	13.6	26.0	-53.7%	7.9	17.0	-50.0%	21.5	43.0
		63%	60%		37%	40%

DWT at End of Period	-56.9%	1,094	2,539	-51.7%	1,265	2,619	-54.3%	2,359	5,158
1,000's		46%	49%		54%	51%